UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2026

HARROW, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35814	45-0567010
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1A Burton Hills Blvd., Suite 200 Nashville, Tennessee	37215
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 733-4730

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	HROW	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Act of 1934: Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On August 3, 2026, Harrow, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Viatris Inc. (“Viatris”), pursuant to which the Company agreed to acquire the global rights to TYRVAYA® (varenicline solution) nasal spray 0.03 mg (“TYRVAYA”), a cholinergic agonist indicated for the treatment of the signs and symptoms of dry eye disease (the “Acquisition”).

Under the terms of the Purchase Agreement, the Company will acquire the assets primarily related to TYRVAYA, including the related new drug application and other regulatory approvals, intellectual property, developed technology, inventory, and certain related contracts, and will assume certain specified liabilities relating to the acquired assets.

As consideration for the Acquisition, the Company will pay Viatris thirty million dollars ($30,000,000) in cash at the closing of the Acquisition (the “Closing”) and has agreed to pay up to an additional seventy million dollars ($70,000,000) in contingent milestone payments, payable if specified annual net sales thresholds for TYRVAYA are achieved in certain calendar years following the Closing. The Company expects to fund the cash payment due at Closing with cash on hand. The purchase price is subject to a customary post-Closing adjustment based on the net working capital transferred at the Closing.

The Purchase Agreement contains customary representations, warranties, and covenants of the Company and Viatris, including covenants regarding the operation of the TYRVAYA business prior to the Closing, employee matters, and a customary non-competition covenant applicable to Viatris. The Purchase Agreement also contains customary indemnification provisions and customary termination rights. The Closing is subject to the satisfaction or waiver of customary closing conditions. The Company expects the Closing to occur in the second half of 2026, although there can be no assurance that the Acquisition will be completed on the anticipated timeline or at all. In connection with the Closing, the Company and Viatris will also enter into certain ancillary agreements, including a transition services agreement.

The foregoing description of the Purchase Agreement is a summary only, does not purport to be complete, and is qualified in its entirety by reference to the full text of the Purchase Agreement. The Company intends to file the Purchase Agreement as an exhibit to its Quarterly Report on Form 10-Q for the quarterly period ending September 30, 2026.

The representations, warranties, and covenants contained in the Purchase Agreement were made only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the Purchase Agreement; may be subject to limitations, qualifications, and exceptions agreed upon by the parties, including being qualified by confidential disclosures made for the purpose of allocating contractual risk between the parties rather than establishing matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. Investors should not rely on the representations, warranties, and covenants, or any description thereof, as characterizations of the actual state of facts or condition of the Company, Viatris, or any of their respective subsidiaries or affiliates.

Item 7.01. Regulation FD Disclosure.

On August 6, 2026, the Company issued a press release announcing the execution of the Purchase Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information contained in this Item 7.01, including Exhibit 99.1 furnished herewith, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding the expected timing and completion of the Acquisition, the satisfaction of closing conditions, the anticipated funding of the purchase price, and the potential achievement of contingent milestone payments. Any statements that are not historical facts may be considered forward-looking statements. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that may cause actual results to differ materially and adversely from those expressed or implied, including risks that the Acquisition may not be completed on the anticipated timeline or at all, that the anticipated benefits of the Acquisition may not be realized, and the other risks described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2025 and its subsequent Quarterly Reports on Form 10-Q. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as required by law, the Company undertakes no obligation to update any forward-looking statements.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated August 6, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARROW, INC.

Dated: August 6, 2026	By:	/s/ Andrew R. Boll
Andrew R. Boll
President & Chief Financial Officer